FOR IMMEDIATE RELEASE



Contacts:
Richard T. Schumacher, CEO & Chairman                     Boston Biomedica, Inc.
Kevin W. Quinlan, President & COO                            (508) 580-1900 (T)
William R. Prather, M.D., Sr. VP Finance & Business Dvlp.    (508) 580-1110 (F)



         Boston Biomedica Redeems All Outstanding Convertible Debentures
                 Company Also Repays Bank Line of Credit In Full

West Bridgewater, Mass., March 1, 2001 -- Boston Biomedica, Inc. (NASDAQ: BBII) announced today that it has repurchased $2.04 million of convertible debentures held by the GCA Strategic Investment Fund Ltd. for $2.23 million in cash. As a result of this repurchase, there are no outstanding debentures remaining from the private placement of $3.25 million of these securities in August 2000 to GCA (managed exclusively by Global Capital Advisors, Ltd., of Cummings, GA), the Shoreline Micro-Cap Fund of Northbrook, IL and a related individual. Earlier this year, GCA had converted $210,000 of their debentures for 138,640 shares of common stock and the Shoreline Micro-Cap Fund and the related individual had converted all of their $1.0 million of debentures for 662,685 shares of common stock.

BBI also announced today the repayment in full of the outstanding balance of $5.8 million on its line-of-credit with Fleet Bank. Thus, BBI's only significant debt now outstanding is the existing mortgage of $2.4 million on the Company's West Bridgewater (MA) manufacturing and headquarters facility, which carries debt service comparable to rent.

To complete these transactions, BBI used funds from the recently announced sale of certain assets of BBI Clinical Laboratories (BBICL) for $9.5 million in cash. Following the line-of-credit repayment and the debenture repurchase, the Company will have significantly reduced its debt and interest expense for the foreseeable future.

Richard T. Schumacher, Chairman and Chief Executive Officer of BBI, commented:
"We are pleased that GCA, Shoreline and a related individual chose to become investors in BBI at a critical time for the Company. Their investment was instrumental in allowing us the opportunity to make positive and constructive changes over the past six months, including the restructuring of BBI Source, the launching of Panacos Pharmaceuticals as an independent drug discovery company, and the sale of certain assets of BBI Clinical Laboratories. However, to prevent further dilution at a stock price that we feel does not fairly reflect the true value of the Company, we believe it is in the best interest of our shareholders to use a portion of the BBICL proceeds to redeem all outstanding debentures and significantly reduce outstanding debt. The remaining cash will be used to meet working capital needs as we continue to grow our historically profitable quality control business, as well as to advance our unique Pressure Cycling Technology
(PCT) toward commercialization."

Brad A. Thompson, Chief Financial Analyst of GCA, commented: "We invested in BBI because we were convinced that their fundamental growth potential and ability to exploit their patented Pressure Cycling Technology represented significant strengths. Our investment provided BBI with the capital necessary to accomplish several important items in their strategic plan, including the sale of BBICL, which enabled them to repay most of their debt and still have significant cash in the bank for future growth. We are pleased to have supported BBI when they needed capital, and to have worked with them in the repurchase of the outstanding debentures, as this latter transaction made good economic sense for both parties. As investors, we are happy with the progress the Company has made over the past few months, and we believe these changes will have a significant positive impact on shareholder value going forward."


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Boston Biomedica News Release
March 1, 2001
Page 2 of 2



Boston Biomedica, Inc. provides products and services for the detection and treatment of infectious diseases such as AIDS and Viral Hepatitis. BBI has three operating business units: (1) BBI Diagnostics, an ISO 9001 certified manufacturer and supplier of quality control and diagnostics reagents used to increase the accuracy of in vitro diagnostic tests, (2) BBI Biotech Research Laboratories, a research and development center providing R&D support for the other BBI business units, as well as contract research and repository services for the government, industry and other third parties, and (3) BBI Source Scientific, an ISO 9001 certified manufacturer of diagnostic instrumentation and medical devices. In addition, BBI is conducting research and development in Pressure Cycling Technology (PCT) through its subsidiary BBI BioSeq, with the goal of introducing new solutions for a number of important healthcare issues, including: inactivation of pathogens in human plasma, extraction of nucleic acids, food safety, and genomics. BBI also maintains a passive investment in Panacos Pharmaceuticals, a privately held antiviral drug and vaccine development company recently spun-off from BBI, whose goal is to introduce new solutions for the treatment of infectious diseases.


Statements contained in this news release that state the intentions, hopes, beliefs, expectations or predictions of the future of Boston Biomedica are "forward-looking" statements. It is important to note that Boston Biomedica's actual results could differ materially from those projected in such forward-looking statements. Factors which could cause actual results to differ materially from those in the forward-looking statements include the following: actual working capital needs may be more than Boston Biomedica currently anticipates as a result of which Boston Biomedica's cash resources may be depleted sooner than anticipated and additional capital will be needed; as a result of changing market conditions, Boston Biomedica's quality control business may not be profitable in the future; due to unforeseen difficulties in scientific and technical development, Boston Biomedica may not develop its Pressure Cycling Technology into commercially successful products; and the current price of Boston Biomedica's common stock as traded on NASDAQ may not change as a result the repurchase of the convertible debentures and repayment of the bank line of credit. Additional information concerning other factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Boston Biomedica's SEC filings, including but not limited to Boston Biomedica's Registration Statements on Form S-3 (Reg. No. 333-46426 and Reg. No. 333-94379), Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 2000. Copies of these documents may be obtained by contacting Boston Biomedica or the SEC.



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